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Neuberger Berman Inc.                                               Exhibit 99.2
605 Third Avenue                                         [NEUBERGER BERMAN LOGO]
New York, NY 10158-3698
Tel 212.476.9000

                             FOR IMMEDIATE RELEASE
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Contact:
Robert Matza
Executive Vice President
Chief Operating Officer
Neuberger Berman
(212) 476-9808


NEUBERGER BERMAN ANNOUNCES NEW INDEPENDENT PUBLIC ACCOUNTANT


NEW YORK, NY, April 23, 2002 ... Neuberger Berman Inc. (NYSE: NEU) announced today that its Board of Directors has appointed KPMG LLP as the Company's independent auditors replacing Arthur Andersen LLP.

The appointment of KPMG LLP was made after careful consideration by the Board of Directors, and after an extensive evaluation by Company management and its Audit Committee. The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Neuberger Berman Chief Operating Officer, Robert Matza stated, "We appreciate the professionalism of Arthur Andersen over the past years, and look forward to our new relationship with KPMG LLP."

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $61.9 billion in assets under management, as of March 31, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.